Exhibit 99.1

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KMP INCREASES QUARTERLY DISTRIBUTION TO $0.88 PER UNIT

Expects to exceed annual budget of $3.44 in cash distributions for 2007

HOUSTON, Oct. 17, 2007 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its quarterly cash distribution per common unit to $0.88 ($3.52 annualized) from $0.85 per unit ($3.40 annualized). Payable on Nov. 14, 2007, to unitholders of record as of Oct. 31, 2007, the distribution represents a 9 percent increase over the third quarter 2006 cash distribution per unit of $0.81 ($3.24 annualized). KMP has increased the distribution 30 times since current management took over in February of 1997.

KMP reported record quarterly distributable cash flow before certain items of $229.7 million, up 26 percent from $182.6 million for the third quarter of 2006. Distributable cash flow before certain items was $0.96 per unit, up 19 percent from $0.81 per unit for the comparable period last year. Third quarter net income before certain items was $258.9 million compared to $223.8 million for the same period last year. Including certain items, net income for the third quarter was $241.8 million compared to $229.5 million for the same period in 2006. Certain items in the third quarter were primarily attributable to legal settlements.

For the first nine months of 2007, KMP produced distributable cash flow before certain items of $623 million, up 15 percent from $544.1 million for the same period last year. Net income before certain items for the first three quarters was $728.9 million compared to $712.8 million for the same period in 2006. Net income including certain items for the first nine months of the year was $325 million compared to $736.8 million for the first nine months last year. The net income including certain items for the first three quarters of 2007 includes the impact of a non-cash reduction in the carrying value of the Trans Mountain Pipeline’s goodwill that was taken at Kinder Morgan, Inc. (KMI) in the first quarter of 2007. Following KMP’s

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purchase of Trans Mountain in the second quarter, the historical KMI financial results of Trans Mountain, including the impact of the goodwill reduction, must be reflected at KMP as well. KMP’s overall carrying value for Trans Mountain must also reflect KMI’s basis and as a result, exceeds the amount that KMP paid for the asset.

Chairman and CEO Richard D. Kinder said, “KMP had a superb third quarter, and we now expect to exceed our budgeted $3.44 in cash distributions per unit for 2007. For the quarter, total segment earnings before DD&A increased by 17 percent to over $566.7 million versus the same period last year. The 19 percent increase in DCF per unit for the quarter and the 9 percent increase in DCF per unit year to date are even before we realize any significant benefits from our large expansion projects. All of our business segments reported an increase in earnings before DD&A compared to the third quarter of 2006. Third quarter results were driven by strong performance from the Products Pipelines and Natural Gas Pipelines business segments, along with contributions from Trans Mountain Pipeline, which was acquired in the second quarter of this year. For the first three quarters of 2007, total segment earnings before DD&A were up 12 percent to $1.6 billion. We are well on our way to generating north of $2.2 billion in segment earnings before DD&A in 2007.”

“We also continued to make significant progress in the third quarter on new projects and expansions, which are expected to result in substantial future growth at KMP,” Kinder said. “Including our share of joint venture projects like Rockies Express, we plan to invest approximately $3 billion in expansion projects this year alone.”

Overview of Business Segments

The Products Pipelines segment generated third quarter earnings before DD&A of $155.3 million, up 33 percent from $116.9 million for the comparable period a year ago. This segment was well above its plan for the quarter and is on track to exceed its published annual budget. “All of the assets in the Products Pipelines segment reported higher earnings before DD&A than in the third quarter of 2006,” Kinder said. “The first quarter 2007 acquisition of the remaining interest in Cochin drove some of the improvement. Plantation, Pacific, CALNEV and the West Coast Terminals delivered nice increases compared to the same period last year.

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Additionally, our Transmix business outperformed its plan for the quarter as our Greensboro, N.C., processing facility continued to handle higher than budgeted volumes.”

Total refined products revenues increased by 3.8 percent over the third quarter of 2006, while volumes declined by 0.8 percent. Overall, gasoline volumes were down, while diesel and jet fuel volumes were up. Excluding Plantation Pipe Line Company (which continues to be impacted by a competing pipeline that began service midyear 2006), total refined products volumes increased by 0.6 percent for the quarter and by 2 percent for the first nine months of the year. Volumes on the CALNEV and Central Florida pipelines were up 1.2 and 1.8 percent, respectively, for the quarter compared to the same period last year.

The Natural Gas Pipelines segment produced third quarter earnings before DD&A of $141.9 million. Results were about 1 percent above a strong third quarter last year, well above its plan for the quarter and on track to exceed its published annual budget. “Growth for the quarter was driven by another outstanding performance from the Texas intrastate pipelines, which generated more than half of this segment’s earnings before DD&A,” Kinder said. “The intrastates’ earnings before DD&A were primarily due to higher sales margins on renewal and incremental contracts, increased transportation revenue from higher volumes and rates, and greater value from storage activities. Additionally, the Texas Intrastate and Casper-Douglas processing activities produced strong results for the quarter.”

Transport volumes for the entire segment increased by almost 5 percent compared to the third quarter last year, while sales volumes were down about 8 percent.

The CO2 segment produced third quarter earnings before DD&A of $138 million, up 9 percent from $127.1 million for the same period a year ago. However, as has been previously reported, this segment is expected to fall substantially short of its published annual budget due to continued below budget oil production at the SACROC Unit. “Highlights for the quarter compared to the same period last year included an increase in oil production at the Yates Field and higher NGL sales volumes due to increased recoveries at our SACROC gas processing operations,” Kinder said.

Average oil production for the third quarter was 27.1 thousand barrels per day (MBbl/d) at Yates, up 3 percent from the third quarter of 2006, and 27.3 MBbl/d at SACROC, a decline of 10 percent versus the third quarter of 2006. NGL sales volumes were up 18 percent.

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The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $36.77 for the quarter, and the realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $53.68.

The Terminals segment reported third quarter earnings before DD&A of $109.4 million, up 11 percent from $98.4 million for the same period a year ago. This segment was slightly below its plan for the quarter and should finish the year at or slightly below its published annual budget. Growth for the quarter was attributable to both acquisitions and organic opportunities.

“Internal growth was driven by new tank capacity at the Galena Park liquids terminal on the Houston Ship Channel, increased petcoke throughput at the Port of Houston facility, strong ethanol volumes at the Argo terminal in Illinois and improved performance from the Harvey facility in the lower river region,” Kinder said.

Among the acquisitions made since the third quarter last year that contributed to this quarter’s results are Devco (which owns a proprietary technology that transforms molten sulfur into solid pellets that are environmentally friendly and easier to transport), Vancouver Wharves (a bulk marine terminal in the Port of Vancouver, British Columbia, which includes significant rail infrastructure along with bulk and liquids storage facilities and material handling systems) and Marine Terminals (five facilities in four states that primarily handle scrap, alloys and finished steel products).

The Trans Mountain Pipeline contributed to KMP’s third quarter by delivering earnings before DD&A of $22.1 million and this segment remains on track to meet its annual budget target. Throughput increased 16 percent compared to the third quarter of 2006, in part due to the pump station expansion that came online earlier this year. Acquired April 30, 2007, Trans Mountain transports crude oil and refined products from Edmonton, Alberta, to marketing terminals and refineries in British Columbia and Washington state.

Outlook

KMP expects to exceed its budgeted $3.44 in cash distributions per unit for 2007.

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Other News

Products Pipelines

•

KMP remains on schedule to bring the EPX products pipeline project online by early December of this year. This approximately $150 million project is an additional expansion of the East Line from El Paso, Texas, to Tucson, Ariz., and includes replacing existing pipe with larger diameter pipe and making related pump station and facility improvements. The expansion will boost capacity to over 200,000 barrels per day (bpd) on the pipelines, which transport gasoline, jet fuel and diesel.

•

KMP is continuing the development of the approximately $400 million expansion of its CALNEV pipeline system into Las Vegas, Nev., following approval from the FERC in July of the project’s proposed rate structure. The expansion involves the construction of a new 16-inch diameter pipeline, which will parallel existing utility corridors to minimize environmental impacts, from Colton, Calif., to Las Vegas. Capacity for refined petroleum products on CALNEV would increase to approximately 200,000 bpd upon completion of the new pipeline and could be increased to over 300,000 bpd with the addition of pump stations. This expansion is expected to be complete in 2010.

•

KMP completed its sale of the North System to ONEOK Partners, L.P. Oct. 5, 2007, for approximately $300 million in cash proceeds, which will be used to pay down debt and reduce equity offerings.

Natural Gas Pipelines

•

Construction activities are in full swing on Rockies Express (REX)-West, the second segment of the REX project which will consist of 713 miles of 42-inch diameter pipeline from Weld County, Colo., to Audrain County, Mo. REX-West is on schedule and expected to be in service by Jan. 1, 2008. Rockies Express Pipeline LLC is a $4.4 billion joint venture of KMP, Sempra Pipelines and Storage, a unit of Sempra Energy (NYSE: SRE), and ConocoPhillips (NYSE: COP). KMP is overseeing construction of the 1,679-mile project and will operate the pipeline.

•

An application was filed with the FERC last spring requesting a certificate of public convenience and necessity to authorize construction and operation of REX-East. Subject to receipt of regulatory approvals, this 638-mile segment will run from Audrain County, Mo., to Clarington, Ohio, with initial service projected to begin as early as Dec. 30, 2008, and full operations anticipated by June 2009.

•

Midcontinent Express Pipeline LLC this month filed an application with the FERC requesting a certificate of public convenience and necessity to authorize construction and operation of the approximately 500-mile transmission pipeline. Subject to receipt of regulatory approvals, construction on the pipeline is expected to commence in August 2008 and be in service by the first quarter of 2009. The approximately $1.3 billion project will extend from Oklahoma to Alabama. Midcontinent Express will have initial capacity of up to

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1.4 billion cubic feet per day (Bcf/d) and has binding commitments of approximately 1 Bcf/d from credit worthy shippers for long-term transportation capacity. Midcontinent Express is a joint venture of KMP and Energy Transfer Partners (NYSE: ETP).

•

The approximately $517 million Kinder Morgan Louisiana Pipeline, a 135-mile, 42-inch diameter pipeline will be constructed in 2008 and transport natural gas from the Cheniere Sabine Pass liquefied natural gas terminal that is currently being built in Louisiana to multiple pipelines. All of the approximately 3.2 Bcf/d of capacity on the pipeline has been subscribed by creditworthy counterparties. The pipeline is now anticipated to be fully operational not later than Jan. 1, 2009, about three months sooner than initially expected.

•

KMP will invest approximately $23 million to expand its Kinder Morgan Interstate Gas Transmission pipeline to serve five plants (four of which produce ethanol) near Grand Island, Neb. The project is fully subscribed with long-term customer contracts. Subject to receipt of regulatory approvals, the expansion is expected to be fully operational by the fall of 2008. In addition to this project, KMIGT has connected 17 new ethanol plants to the pipeline since 2000, 11 of which are located in Nebraska.

Terminals

•

In late September, KMP purchased the assets of Marine Terminals, Inc. for approximately $100 million. With two facilities in Blytheville, Ark., and individual terminals in Decatur, Ala., Hertford, N.C., and Berkley, S.C., Marine Terminals handled approximately 13.4 million tons of scrap, alloys and finished steel products in 2006. In conjunction with the acquisition, KMP entered into long-term contracts for the terminals to continue to provide handling, processing, harboring, warehousing and other value added services to Nucor Corporation, one of the largest steel and steel products companies in the world.

Trans Mountain

•

Kinder Morgan Canada began construction in August on the approximately C$443 million Anchor Loop project, the second phase of the Trans Mountain pipeline system expansion that will increase capacity on Trans Mountain from about 260,000 to 300,000 bpd. The project is expected to be fully operational not later than November 2008. Earlier this year Kinder Morgan Canada commissioned 10 new pump stations which boosted capacity on Trans Mountain from 225,000 to approximately 260,000 bpd. The pipeline has been operating at capacity since then.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive an $0.88 distribution ($3.52 annualized), payable on Nov. 14, 2007, to shareholders of record as of Oct. 31, 2007. The distribution to KMR shareholders will be paid in the form of additional KMR

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shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America. KMP owns an interest in or operates more than 24,000 miles of pipelines and 150 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke. KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America. One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $20 billion. The general partner of KMP is owned by Knight Inc. (formerly known as Kinder Morgan, Inc.), a private company.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, October 17, at www.kindermorgan.com for a LIVE webcast conference call about the company’s third quarter earnings.

The non-generally accepted accounting principles financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and distributable cash flow or distributable cash flow per unit, are presented in this earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be pretax income before DD&A less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, our equity method investee. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures,” which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

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This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(In millions except per unit amounts)

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2007	2006	2007	2006

Revenues	$2,230.8	$2,296.8	$6,768.9	$6,926.2

Costs and Expenses
Operating expenses	1,638.8	1,781.0	5,073.5	5,396.8
Depreciation, depletion and amortization	138.0	109.1	401.8	304.5
General and administrative	78.0	63.5	237.7	195.1
Taxes, other than income taxes	38.9	31.8	112.0	102.7
Other expense (income)	(2.5)	-	365.2	(16.0)
	1,891.2	1,985.4	6,190.2	5,983.1
Operating Income	339.6	311.4	578.7	943.1

Other Income/(Expense)
Earnings from equity investments	15.8	13.6	51.4	55.5
Amortization of excess cost of equity investments	(1.4)	(1.4)	(4.3)	(4.2)
Interest, net	(102.4)	(90.1)	(290.3)	(251.3)
Other, net	5.0	3.9	9.4	13.1
Minority interest	(2.6)	(2.1)	(4.6)	(8.1)

Income from continuing operations before income taxes	254.0	235.3	340.3	748.1

Income tax expense	(20.8)	(8.2)	(36.4)	(20.1)

Income from continuing operations	233.2	227.1	303.9	728.0

Income from discontinued operations	8.6	2.4	21.1	8.8

Net Income	$241.8	$229.5	$325.0	$736.8

Calculation of Limited Partners’ Interest in Net Income:
Income from Continuing Operations	$233.2	$227.1	$303.9	$728.0
Less: General Partner’s Interest	(156.0)	(134.0)	(440.2)	(393.7)
Limited Partners’ interest	77.2	93.1	(136.3)	334.3
Add: Limited Partner’s Interest in Discontinued Operations	8.5	2.4	20.9	8.7
Limited Partners’ interest in Net Income	$85.7	$95.5	$(115.4)	$343.0

Dilted Limited Partners’ Net Income per Unit:
Income from Continuing Operations	$0.32	$0.41	$(0.58)	$1.50
Income from Discontinued Operations	$0.04	$0.01	$0.9	$0.04
Net Income	$0.36	$0.42	$(0.49)	$1.54
Weighted Average Units Outstanding	239.0	226.2	235.1	223.1

Declared distribution	$0.88	$0.81	$2.56	$2.43

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(In millions except per unit amounts)

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2007	2006	2007	2006
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$155.3	$116.9	$447.4	$372.8
Natural Gas Pipelines	141.9	140.7	422.3	415.2
CO2	138.0	127.1	392.3	374.7
Terminals	109.4	98.4	318.2	290.0
Trans Mountain	22.1	-	42.7	-
Total	$566.7	$483.1	$1,622.9	$1,452.7

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$23.8	$21.6	$70.3	$64.0
Natural Gas Pipelines	16.4	16.0	48.8	48.1
CO2	73.6	51.3	214.7	133.6
Terminals	22.2	19.4	63.9	55.3
Trans Mountain	5.7	-	9.1	-
Total	$141.7	$108.3	$406.8	$301.0

Segment Earnings Contribution:
Products Pipelines	$131.5	$95.3	$377.1	$308.8
Natural Gas Pipelines	125.5	124.7	373.5	367.1
CO2	64.4	75.8	177.6	241.1
Terminals	87.2	79.0	254.3	234.7
Trans Mountain	16.4	-	33.6	-
General and Administrative	(60.4)	(59.7)	(188.4)	(181.5)
Interest, net	(102.9)	(89.3)	(290.6)	(249.5)
Minority Interest	(2.8)	(2.0)	(8.2)	(7.9)
Certain Items (net of minority interest):
Trans Mountain Before Dropdown	-	5.7	14.7	19.1
Trans Mountain Goodwill Impairment	-	-	(373.3)	-
Gain on Sale	-	-	-	15.1
Cochin Note Payable (net)	0.4	-	-	-
Environmental Reserves	-	-	(2.2)	(17.9)
Loss on Debt Retirement	-	-	(1.0)	-
Allocated non-cash long-term compensation	(1.5)	-	(24.6)	-
Legal settlements	(14.8)	-	(14.8)	(0.5)
Hurricanes	-	-	1.3	-
Other (1)	(1.2)	-	(4.0)	8.2
Sub-total Certain Items	(17.1)	5.7	(403.9)	24.0
Net income	$241.8	$229.5	$325.0	$736.8
Less: General Partner’s Interest in Net Income	(156.1)	(134.0)	(440.4)	(393.8)
Limited Partners’ Net Income	$85.7	$95.5	$(115.4)	$343.0

Net income before certain items	$258.9	$223.8	$728.9	$712.8
Less: General Partner’s Interest in Net Income before
certain items	(156.2)	(133.9)	(444.4)	(393.5)
Limited Partners’ Net Income before Certain Items	$102.7	$89.9	$284.5	$319.3
Depreciation, depletion and amortization(2)	144.1	108.3	412.8	301.0
Book/(Cash) Taxes - Net	14.7	-	20.7	-
Sustaining capital expenditures(3)	(31.8)	(15.6)	(95.0)	(76.2)
DCF before certain items	$229.7	$182.6	$623.0	$544.1

Net income/unit before certain items	$0.43	$0.40	$1.21	$1.43
DCF/unit before certain items	$0.96	$0.81	$2.65	$2.44
Weighted Average Units Outstanding	239.0	226.2	235.1	223.1

(1)

2006 primarily includes contract settlements and the release of a reserve related to a natural gas pipeline contract obligation. 2007 includes insurance cancellation charge and acquisition expenses.

(2)

Includes Kinder Morgan’s share of Rockies Express DD&A of $2.4 & $6.0 respectively for 3rd quarter and year-to-date 2007.

(3)

Excludes Trans Mountain prior to the April 30 acquisition.

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2007	2006	2007	2006
Products Pipelines
Gasoline	112.9	117.1	336.3	344.1
Diesel	43.0	42.2	124.5	120.2
Jet Fuel	31.9	30.0	94.0	89.4
Total Refined Product Volumes (MMBbl)	187.8	189.3	554.8	553.7
NGL’s	13.5	13.0	41.3	42.4
Total Delivery Volumes (MMBbl) (1)	201.3	202.3	596.1	596.1

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	402.4	384.9	1,175.2	1,067.4
Sales Volumes (Bcf)	224.4	243.5	641.0	690.0

CO2
Delivery Volumes (Bcf) (3)	150.4	164.3	472.6	503.4
Sacroc Oil Production - Gross (MBbl/d) (4)	27.3	30.3	28.4	30.8
Sacroc Oil Production - Net (MBbl/d) (5)	22.8	25.3	23.6	25.7
Yates Oil Production Gross - (MBbl/d) (4)	27.1	26.3	26.7	25.9
Yates Oil Production - Net (MBbl/d) (5)	12.0	11.7	11.9	11.5
NGL Sales Volumes (MBbl/d) (6)	10.0	8.4	9.8	8.9
Realized Weighted Average Oil Price per Bbl (7)(8)	$36.77	$32.49	$35.56	$31.42
Realized Weighted Average NGL Price per Bbl (8)	$53.68	$47.68	$48.66	$44.82

Terminals
Liquids Leaseable Capacity (MMBbl)	46.3	43.5	46.3	43.5
Liquids Utilization %	96.5%	97.8%	96.5%	97.8%
Bulk Transload Tonnage (MMtons)	22.6	25.4	63.2	69.6

Trans Mountain (MMBbl)	25.3	21.8	70.1	63.0

(1)

Includes Pacific, Calnev, Plantation, Central Florida, Heartland, North System, Cochin and Cypress

(2)

Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3)

Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4)

Represents 100% production from the field

(5)

Represents Kinder Morgan’s net share of the production from the field

(6)

Net to Kinder Morgan

(7)

Includes all Kinder Morgan crude oil properties

(8)

Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	September 30, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$58	$7
Other current assets	999	1,030
Property, Plant and Equipment, net	11,079	10,106
Investments	440	426
Deferred charges and other assets	1,812	1,973
TOTAL ASSETS	$14,388	$13,542

LIABILITIES AND PARTNERS’ CAPITAL

Notes payable and current maturities of long-term debt	$597	$1,359
Other current liabilities	1,626	1,778
Long-term debt	6,457	4,384
Value of interest rate swaps	45	43
Other	1,020	970
Minority interest	56	60
Partners’ Capital
Accumulated Other Comprehensive Loss	(823)	(866)
Other Partners’ Capital	5,410	5,814
Total Partners’ Capital	4,587	4,948
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$14,388	$13,542

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$6,996	$5,736
Total Capitalization (Excl. Accum. OCI)	$12,462	$11,610

Debt to Total Capitalization	56.1%	49.4%

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$6,996	$5,736
Segment Earnings Before DD&A and certain items	$2,114	$1,944
G&A	(224)	(218)
EBITDA (1)	$1,889	$1,726

Debt to EBITDA	3.70	3.32

(1)

2007 EBITDA is last twelve months